EX-99.B(i)nclegopn

July 2, 1999

United New Concepts Fund, Inc.
6300 Lamar Avenue
P. O. Box 29217
Shawnee Mission, Kansas 66201-9217

RE:  United New Concepts Fund, Inc.
     Post-Effective Amendment No. 24

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of United New Concepts Fund, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,



Helge K. Lee
General Counsel

HKL/fr